EXHIBIT 10.1

December 17, 2008

Zamir Rauf
Via hand delivery

Dear Zamir,

On behalf of Calpine Corporation, I am pleased to confirm your promotion to the regular, full-time position of Executive Vice-President and Chief Financial Officer for Calpine Corporation located in Houston, Texas effective December 15, 2008.  Details of this offer are provided below:

Title:	Executive Vice-President and Chief Financial Officer

Reporting to:	Jack Fusco, Chief Executive Officer

Base Salary:	$ 18,269.23 paid bi-weekly (annualized at $475,000.00)

Annual bonus Program:
You will be eligible to participate in the Calpine Incentive Plan (CIP), which provides for annual bonus based both on corporate financial results and individual performance. Your CIP target will be 90% of your pro-rated annual base wages with the opportunity to receive a maximum annual cash bonus of 200% of Base Salary and can be increased or decreased in accordance with the corporate financial results and your individual performance.

We are also recommending that you receive an annual equity grant associated with your promotion.  This equity grant is based on Calpine's stock price on the Compensation Committee approval date.  The grant, if approved, will be 100,000 stock options.  The grant would vest within 3 years from the grant date and would expire after 10 years or when you leave the company, whichever comes first.  You will be advised of the decision on the grant as soon as is administratively possible following the Compensation Committee meeting of the Board of Directors.  In other respects, the options and restricted stock will be governed by the terms of the Calpine Corporation 2008 Equity Incentive Plan.  You will be eligible to participate in future equity grants beginning in 2010.

Zamir, we view this promotion as an excellent opportunity for you and are confident Calpine can continue to provide you with challenging and rewarding employment.

Very truly yours,

/s/ Jack A. Fusco

Jack A. Fusco
Chief Executive Officer

Zamir Rauf
December 4, 2008

/s/ Zamir Rauf	December 17, 2008
Zamir Rauf	Date